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                                                                    Exhibit m(1)

                 MASTER DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                                       OF
                           TAX-FREE INVESTMENTS TRUST

     WHEREAS, Tax-Free Investments Trust (the "Trust") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the shares of common stock of the Trust may be divided into a number of separate series, including the Tax-Free Cash Reserve Portfolio (hereinafter referred to as the "Portfolio"); and

     WHEREAS, the Portfolio is offered to customers through certain banks and broker-dealers that may offer special shareholder services to such customers; and

     WHEREAS, the Trust desires to adopt, on behalf of the shares of beneficial interest set forth in Appendix A attached hereto (the "Shares"), a plan pursuant to Rule 12b-1 under the Act with respect to the Shares, and the trustees of the Trust have determined that there is a reasonable likelihood that adoption of this plan will benefit the Trust, the Portfolio and the holders of the Shares; and

     WHEREAS, the Trust has employed A I M Advisors, Inc. ("AIM") as its investment advisor with respect to the Portfolio to supply investment advice; and

     WHEREAS, the Trust on behalf of the Portfolio has entered into a Master Distribution Agreement (the "Distribution Agreement") designating a principal distributor of the Shares (the "Distributor").

     NOW, THEREFORE, the Trust hereby adopts, on behalf of the Portfolio, the following terms constituting a plan pursuant to Rule 12b-1 under the 1940 Act with respect to the classes of Shares set forth in Appendix A:

     1. The Trust may act as a distributor of the Shares of which the Trust is the issuer, pursuant to Rule 12b-1 under the 1940 Act, according to the terms of this Distribution Plan (the "Plan").

     2. Amounts set forth in Appendix A may be expended when and if authorized in advance by the Trust's Board of Trustees. Such amounts may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, advertising programs, finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, supplemental payments to the Distributor and the costs of administering the Plan. All amounts expended pursuant to the Plan shall be paid (i) to the Distributor, as an asset-based sales charge, and (ii) as a service fee to certain broker-dealers, banks, and other financial institutions ("Service Providers") who offer continuing personal shareholder services to their customers who invest in the Shares, and who have entered into Shareholder Service Agreements substantially in the form of Exhibit A hereto.

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     The maximum shareholder service fee payable to any Service Provider shall not exceed twenty-five one hundredths of one percent (0.25%) per annum. Amounts paid under the Plan that are not paid as service fees shall be deemed to be asset-based sales charges. No provision of this Plan shall be interpreted to prohibit any payments by the Trust during periods when the Trust has suspended or otherwise limited sales.

     The activities, the payment of which by the Trust are intended to be within the scope of the Plan, shall include, but not necessarily be limited to, payments to the Distributor for its distribution-related activities and to Service Providers as asset-based sales charges or as a service fee in respect of the Shares owned by shareholders with whom such Service Provider has a shareholder servicing relationship. Shareholder servicing may include, among other things: (i) answering client inquiries regarding the Shares and the Portfolio; (ii) assisting clients in changing dividend options, account designations and addresses; (iii) performing sub-accounting; (iv) establishing and maintaining shareholder accounts and records; (v) processing purchase and redemption transactions; (vi) automatic investment in Shares of customer cash account balances; (vii) providing periodic statements showing a customer's account balance and integrating such statements with those of other transactions and balances in the customer's other accounts serviced by such firm; (viii) arranging for bank wires; and (ix) such other services as the Trust may request on behalf of the Shares, to the extent such firms are permitted to engage in such services by applicable statute, rule or regulation.

     3. No additional payments are to be made by the Trust on behalf of a Portfolio with respect to the Shares as a result of the Plan other than the payments such Portfolio is otherwise obligated to make (i) to AlM pursuant to the Master Investment Advisory Agreement, and (ii) for the expenses otherwise incurred by the Portfolio and the Trust on behalf of the Shares in the normal conduct of the Portfolio's business pursuant to the Master Investment Advisory Agreement. However, to the extent any payments by the Trust on behalf of a Portfolio to AIM or such Portfolio's shareholder servicing and transfer agent; by AIM to any Service Providers pursuant to any Shareholder Service Agreement; or, generally, by the Trust on behalf of the Portfolio to any party for the Portfolio's operating expenses, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Portfolio's shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be made pursuant to the Plan as set forth herein.

     4. Notwithstanding any of the foregoing, while the Plan is in effect, the following terms and provisions will apply:

               a. The officers of the Trust shall report quarterly in writing to the Board of Trustees on the amounts and purpose of payments for any of the activities in paragraph 1 and shall furnish the Board of Trustees with such other information as the Board may reasonably request in connection with such payments in order to enable the Board to make an informed determination of the nature and value of such expenditures.

               b. The Plan shall continue in effect for a period of more than one year from the date written below only so long as such continuance is specifically approved, at least annually, by the Trust's Board of Trustees, including, the non-interested directors by vote cast in person at a meeting called for the purpose of voting on the Plan.

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               c. The Plan may be terminated with respect to any class of Shares at any time by vote of a majority of the non-interested trustees, or by vote of a majority of the outstanding voting securities of the applicable class of Shares on not more than sixty (60) days' written notice to any other party to the Plan.

               d. The Plan may not be amended to materially increase the amount to be spent hereunder, or to permit the Trust on behalf of a Portfolio to make payments for distribution other than to the Distributor, or with respect to a Shareholder Service Agreement, or without approval by the holders of the applicable class of Shares, and all material amendments to the Plan shall be approved by vote of the dis-interested trustees cast in person at a meeting called for the purpose of voting on such amendment.

               e. So long as the Plan is in effect, the selection and nomination of the Trust's dis-interested trustees shall be committed to the discretion of such dis-interested trustees.

     5. This Plan shall be subject to the laws of the State of Texas and shall be interpreted and construed to further promote the operation of the Trust as an open-end investment company. As used herein the terms "Net Asset Value," "Offering Price," "Investment Company," "Open-End Investment Company," "Assignment," "Principal Underwriter," "Interested Person," "Parent," "Affiliated Person," and "Majority of the Outstanding Voting Securities" shall have the meanings set forth in the Securities Act of 1933, as amended, or the 1940 Act, and the rules and regulations thereunder.

     6. Nothing herein shall be deemed to protect the parties to any Shareholder Service Agreement entered into pursuant to this Plan against any liability to the Trust or its shareholders to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties hereunder, or by reason of their reckless disregard of their obligations and duties hereunder.

     IN WITNESS WHEREOF, the undersigned has executed this document as constituting a Plan pursuant to Rule 12b-1.

                                               TAX-FREE INVESTMENTS TRUST

Attest:_________________________________  By:___________________________________
       Assistant Secretary                                President

Effective as of           , 2003.

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                                   APPENDIX A
                                       TO
                            MASTER DISTRIBUTION PLAN
                                       OF
                           TAX-FREE INVESTMENTS TRUST

                               (DISTRIBUTION FEE)

     The Trust shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for the Class designated below, a Distribution Fee* determined by applying the annual rate set forth below as to the Class to the average daily net assets of the Class for the plan year, computed in a manner used for the determination of the offering price of shares of the Class.

     Tax-Free Cash Reserve Portfolio                       Annual Rate
     -------------------------------                       -----------

     Cash Management Class                                    0.10%
     Resource Class                                           0.20%
     Private Investment Class                                 0.50%
     Personal Investment Class                                0.75%
     Reserve Class                                            1.00%
     Sweep Class                                              0.25%



* The amount of the Distribution Fee is subject to any applicable limitations imposed from time to time by applicable rules of the National Association of Securities Dealers, Inc.

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